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Ex-12b

                                                  IDACORP
                                           Consolidated Financial Information
                    Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                              Twelve Months Ended December 31,               Twelve Months
                                                                  (Thousands of Dollars)                         Ended
                                                                                                                March 31,
                                                   1994        1995         1996         1997         1998        1999
Earnings, as defined:
    Income before income taxes.................. $101,775    $127,342     $135,247     $133,570     $133,806    $138,831
    Adjust for distributed income of equity
      investees.................................      326      (2,058)      (1,413)      (3,943)      (4,697)     (7,490)
    Equity in loss of equity method
      investments...............................        0           0            0            0          458         611
    Minority interest in losses of majority
      owned subs................................        0           0            0            0         (125)       (102)
    Fixed charges, as below.....................   66,324      70,215       70,418       69,634       69,923      70,504

        Total earnings, as defined.............. $168,425    $195,499     $204,252     $199,261     $199,365    $202,354

Fixed charges, as defined:
    Interest charges............................  $54,433     $56,456      $57,348      $60,761      $60,677     $61,179
    Preferred stock dividends of subsidiaries-
      gross up-Idcrp rate.......................   11,097      12,834       12,079        7,891        8,445       8,391
    Rental interest factor......................      794         925          991          982          801         934

        Total fixed charges.....................   66,324      70,215       70,418       69,634       69,923      70,504

    Preferred dividends requirements............        0           0            0            0            0           0

        Total combined fixed charges and
          preferred dividends...................  $66,324     $70,215      $70,418      $69,634      $69,923     $70,504

Ratio of earnings to combined fixed charges
  and preferred dividends.......................    2.54x       2.78x        2.90x        2.86x        2.85x       2.87x



Exhibit 12-B

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